[NUVEEN INVESTMENTS LOGO]


FOR IMMEDIATE RELEASE                                    CONTACT: LAUREL O'BRIEN
ATTN:  BUSINESS/FINANCIAL EDITORS                                MEDIA RELATIONS
                                                                  (312) 917-8254


         NUVEEN INVESTMENTS, INC. REPORTS RECORD THIRD QUARTER EARNINGS


CHICAGO, IL, OCTOBER 21, 2003 - Nuveen Investments, Inc. (NYSE: JNC) today reported record net income of $37.4 million for the quarter ended September 30, 2003, a 17% increase over the third quarter of 2002. Earnings per share (diluted) were $0.39 for the quarter as compared to $0.33 for the same period last year. Third quarter operating revenues of $120.8 million increased 18% over third quarter 2002.

Gross sales of investment products in the third quarter were $4.4 billion, comprised of $2.8 billion in retail and institutional managed accounts, $1.3 billion in closed-end exchange-traded funds and $0.3 billion in mutual funds. Positive net flows for the quarter were $2.1 billion.

For the first nine months of 2003, the Company reported net income of $104.0 million, an increase of 13% versus the same period of 2002. Earnings per share (diluted) were $1.08 as compared to $0.94 for the first nine months of 2002. Sales for the first nine months were $14.0 billion and net flows were $7.3 billion.

Total assets under management were $90.1 billion at September 30, 2003, as compared to $76.9 billion a year ago and $79.7 billion at December 31, 2002. The 17% increase in assets under management from a year ago was driven by $9.5 billion in net flows and $3.6 billion of equity market appreciation.

Commenting on the Company's results, Nuveen Investments' Chairman Tim Schwertfeger said, "We are very pleased to be reporting another quarter of high-quality, consistent earnings growth. Our results reflect the successful transformation of our business during the last several years and the expansion of our relationships with financial advisors and institutional investors. Almost 70% of our net flows for the last year and more than 40% of our assets are in asset classes other than municipals. The diversity of our business and our asset base allowed us to capitalize on the recent strength in the equity markets as well as investors' continued interest in income-oriented investments.

"Double-digit revenue, earnings, and asset growth this quarter were driven by our continuing momentum in retail managed accounts and our continued ability to offer innovative, new closed-end exchange-traded funds," said Schwertfeger. "Retail managed account sales were up 60% over the prior




                                     -more-


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NUVEEN INVESTMENTS REPORTS RECORD THIRD QUARTER EARNINGS - PAGE 2


year with net flows up $1.2 billion due to strong demand for NWQ value equity portfolios and Nuveen municipal accounts. While our Rittenhouse growth equity portfolios had outflows, redemptions for Rittenhouse declined 37% year over year, reflecting investors' increasing interest in growth stocks given their relatively attractive valuations.

"We continue to be pleased with our growth from new products as we extend our leadership in exchange-traded funds into several new asset classes such as convertible bonds, preferred stocks, real estate and senior loans. In the third quarter we raised approximately $300 million with the introduction of our first exchange-traded fund that blends debt and equity investment strategies. This new fund offers the potential for high current income and additional total return potential with less sensitivity to interest rate fluctuations. We also raised $945 million in exchange-traded fund assets this quarter through the issuance of preferred shares that leveraged our convertible and preferred income fund offered in June.

"Going forward, we believe our ability to innovate in new asset classes along with providing the core equity and fixed-income components of a well-balanced portfolio will serve us well. This approach should enable us to offer quality, risk-managed investment solutions in a variety of market environments."

Nuveen Investments, Inc. will host a conference call to discuss its third quarter financial results today, October 21, at 10:00 am central time. To access this call live or listen to an audio replay, visit the investor relations section of the Company's website at www.nuveen.com.

Nuveen Investments provides high-quality investment services that contribute to the building of well-diversified, core investment portfolios. The Company serves financial advisors and their high-net-worth clients, as well as a growing number of institutional clients. Nuveen Investments today markets its capabilities under four distinct brands: Nuveen, a leader in tax-free investments; NWQ, a leader in value-style equities; Rittenhouse, a leader in conservative growth-style equities; and Symphony, a leading institutional manager of market-neutral alternative investment portfolios. In total, the Company now manages more than $90 billion in assets. An affiliate of The St. Paul Companies (NYSE: SPC), Nuveen Investments is listed on The New York Stock Exchange and trades under the symbol "JNC."

Certain statements made by the Company in this release are forward-looking statements. The Company's actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms' retail distribution systems, the Company's reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in the Company's filings with the SEC. The Company undertakes no responsibility to update publicly or revise any forward-looking statements.


                                       ###

                             Financial Table Follows

NUVEEN INVESTMENTS
CONSOLIDATED STATEMENTS OF INCOME
For the Year Ended December 31, 2002 and the Quarter Ended September 30, 2003 In thousands, except share data


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                                                         2002                                              2003
                                       ---------------------------------------------------------------------------------------------
                                         1st Qtr  2nd Qtr  3rd Qtr  4th Qtr    Total    1st Qtr  2nd Qtr  3rd Qtr  4th Qtr   Total
------------------------------------------------------------------------------------------------------------------------------------
REVENUES:
  Investment advisory fees from
   assets under management (1)          $85,155   86,056    91,013   93,251   355,476  $ 95,244   99,047  103,479     --    297,770
  Product distribution                    4,871    1,667     2,839    2,707    12,083     1,584    3,278    2,169     --      7,031
  Performance fees/other revenue          2,584    2,624     8,554   15,126    28,888     4,719    3,772   15,179     --     23,670
------------------------------------------------------------------------------------------------------------------------------------
     Total operating revenues            92,609   90,348   102,406  111,084   396,447   101,547  106,097  120,827     --    328,471
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EXPENSES:
  Compensation and benefits              22,852   21,718    27,343   31,657   103,570    28,880   29,063   36,711     --     94,654
  Advertising and promotional costs       3,467    3,500     3,065    2,576    12,608     2,555    3,096    2,834     --      8,485
  Occupancy and equipment costs           4,019    4,153     4,843    4,896    17,912     4,902    4,922    4,732     --     14,556
  Amortization of intangible assets         713      698     1,183    1,209     3,803     1,302    1,302    1,302     --      3,906
  Travel & entertainment                  1,981    2,132     2,026    2,400     8,539     1,781    1,956    1,955     --      5,691
  Outside services                        1,914    2,277     2,306    2,129     8,627     1,898    1,917    2,008     --      5,823
  Other operating expenses                8,079    6,077     7,216    8,164    29,536     5,924    7,355    8,410     --     21,689
------------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses            43,026   40,554    47,983   53,032   184,596    47,242   49,610   57,952     --    154,804
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OPERATING INCOME                         49,583   49,794    54,423   58,051   211,851    54,305   56,487   62,875     --    173,667
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INTEREST EXPENSE AND OTHER                 (178)     244    (2,310)  (2,746)   (4,991)     (981)    (916)   1,816)    --     (3,712)
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INCOME BEFORE TAXES                      49,405   50,038    52,113   55,305   206,860    53,324   55,571   61,059     --    169,954
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INCOME TAXES:
  Federal                                16,155   16,561    17,000   18,709    68,425    17,597   17,942   19,927     --     55,466
  State                                   3,261    3,024     3,106    2,860    12,251     3,093    3,620    3,764     --     10,476
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     Total income taxes                  19,416   19,585    20,105   21,569    80,675    20,690   21,562   23,691     --     65,942
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NET INCOME                              $29,989   30,452    32,008   33,736   126,185  $ 32,634   34,009   37,368     --    104,012
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AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING(2):
  Basic                                  94,922   94,398    93,312   93,033    93,910    92,566   92,473   92,773     --     92,605
  Diluted                                99,585   99,141    96,878   96,591    98,042    95,687   95,787   96,296     --     95,924
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EARNINGS PER SHARE:
  Basic                                 $  0.32     0.32      0.34     0.36      1.34  $   0.35     0.37     0.40     --       1.12
  Diluted                               $  0.30     0.31      0.33     0.35      1.29  $   0.34     0.36     0.39     --       1.08
------------------------------------------------------------------------------------------------------------------------------------
GROSS SALES (in millions):
  Mutual funds                          $   287      371       469      386     1,513  $    385      446      348     --      1,179
  Managed accounts-retail                 1,662    1,322     1,364    1,346     5,693     1,546    1,703    2,205     --      5,454
  Managed accounts-institutional            140      166       533      508     1,347       538      477      552     --      1,567
  Exchange-traded funds-common              869      906     1,947      968     4,689     1,306    2,104      353     --      3,763
------------------------------------------------------------------------------------------------------------------------------------
     Total funds and accounts
      excluding Muni/Fund Preferred(TM)   2,956    2,765     4,313    3,207    13,242     3,774    4,730    3,458     --     11,963
  Exchange-traded funds-Muni/Fund
      Preferred(TM)                         239      556       431      933     2,159       422      694      946     --      2,061
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     Total funds and accounts (3)       $ 3,195    3,321     4,744    4,141    15,400  $  4,196    5,424    4,404     --     14,024
------------------------------------------------------------------------------------------------------------------------------------

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MANAGED FUNDS AND ACCOUNTS
 (in millions):
  ASSETS UNDER MANAGEMENT:
     Beginning of period                $68,485   69,538    68,496   76,928    68,485  $ 79,719   81,360   88,258     --     79,719
        Acquisition of NWQ accounts          --       --     6,904       --     6,904        --       --       --     --         --
        Sales - funds and accounts        3,195    3,321     4,744    4,141    15,400     4,196    5,424    4,404     --     14,024
        Dividend and defined portfolio
         reinvestments                       83       96       119      136       435        74       96      102     --        272
        Redemptions and withdrawals      (1,597)  (2,824)   (2,209)  (2,098)   (8,727)   (2,165)  (2,432)  (2,421)    --     (7,018)
------------------------------------------------------------------------------------------------------------------------------------
          Total net flows into funds
           and accounts                   1,681      593     9,559    2,178    14,012     2,105    3,088    2,085     --      7,278
        Appreciation / (depreciation)
         of managed assets                 (629)  (1,635)   (1,126)     612    (2,778)     (463)   3,810     (284)    --      3,063
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     End of period                      $69,538   68,496    76,928   79,719    79,719  $ 81,360   88,258   90,059     --     90,059
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  RECAP BY PRODUCT TYPE:
     Mutual funds                       $11,775   11,641    11,866   11,849            $ 11,889   12,228   12,043     --
     Exchange-traded funds               32,965   35,051    38,523   39,944              41,565   45,315   46,131     --
     Managed accounts-retail             19,243   16,973    18,753   19,403              19,321   21,692   22,985     --
     Managed accounts-institutional       5,555    4,831     7,786    8,523               8,585    9,023    8,900     --
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        Total assets under management   $69,538   68,496    76,928   79,719            $ 81,360   88,258   90,059     --
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


(1) Advisory fee revenue will fluctuate based on the number of days in the quarter - Q1 has 90 days, Q2 has 91 days, Q3 and Q4 have 92 days.

(2) All prior period share data has been restated to reflect the 2-for-1 stock split in Q2 of 2002.

(3)  Excludes $194 million in Defined Portfolio sales in Q1 of 2002.